                                                            EXHIBIT 2.7

                              ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of August 18, 1999 (the "Effective Date") by and among Broadview Injection Molding, Inc., a Delaware corporation ("Buyer"), Broadview Injection Molding Co., Inc., an Illinois corporation ("Broadview"), the Cervenka and Hetzel Joint Venture in Illinois (the "Joint Venture"), Mr. Marvin E. Hetzel, an individual ("Hetzel"), and Mr. Joseph J. Cervenka, Sr., an individual ("Cervenka"). (Broadview, the Joint Venture, Mr. Hetzel and Mr. Cervenka are sometimes referred to herein individually as "Seller" and, collectively, as "Sellers.")

                                      RECITALS

     WHEREAS, Broadview is engaged in the business of manufacturing precision thermoplastic and thermoset parts for wound electronic components such as transformers, relays and coils, often referred to as "bobbins," and conducting custom molding, stamping, insertion and assembly operations at its facilities in Broadview, Illinois (collectively, the "Business");

     WHEREAS, Broadview owns all of the Transferred Assets (as defined in SECTION 1.1) other than the Real Property (as defined below), which Transferred Assets are used or useful in the conduct of the Business;

     WHEREAS, Messrs. Hetzel and Cervenka, the sole stockholders of Broadview, indirectly through the Joint Venture own all of the real property used in the Business, consisting of land and improvements thereon located at 2740-48 South 21st Avenue, Broadview, Illinois (the "Real Property");

     WHEREAS, Buyer is a wholly-owned subsidiary of Plastron Industries, Inc., a Delaware corporation, formed to own the Transferred Assets and operate the Business following the Closing; and

     WHEREAS, Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, the Transferred Assets (including the Real Property) and the Assumed Obligations (as defined in SECTION 1.4) on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                                     ARTICLE I

                            SALE AND TRANSFER OF ASSETS

     1.1 TRANSFERRED ASSETS. Subject to the terms and conditions set forth herein, at the Closing (as defined in SECTION 2.3), Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and acquire from Sellers, all of the assets, properties and rights of Sellers of every kind, character and description used or useful in the conduct of the Business, whether tangible or intangible and wherever located, as of the Closing Date (as defined in SECTION 2.3) (collectively referred to herein as the "Transferred Assets"), including, without limitation, the


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following Transferred Assets (of which each item is described in detail in the
"Transferred Assets Schedule" attached hereto as SCHEDULE 1.1):

     (a) All land, buildings, structures, fixtures and leasehold and other improvements (including the Real Property);

     (b) All machinery, equipment, vehicles, tooling, molds, cranes, tables, spare parts and tools;

     (c) All office supplies and equipment, computers, maintenance supplies and other similar items;

     (d)  All inventories;

     (e)  All accounts and notes receivable;

     (f)  All prepaid expenses;

     (g)  All cash;

     (h) All of Broadview's right, title and interest in and to those contracts and agreements (including proprietary agreements with suppliers) set forth on
SCHEDULE 1.1(h), and all right, title and interest in and to purchase or sales orders, quotes or commitments related to the Transferred Assets or the Business, whether written or oral;

     (i) Copies of all of Sellers' books, records, accounts, correspondence, production records, employment, payroll, personnel and workers' compensation records, environmental control records and any other documents relating to the Transferred Assets or the Business;

     (j) All of Broadview's rights under any and all express or implied warranties from Broadview's suppliers with respect to the Transferred Assets, to the extent such warranties are transferable by Broadview;

     (k) All of Broadview's right, title and interest in and to patents, trademarks, service marks, trade names and all variants thereof, copyrights, inventions, customer lists, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, including those set forth on SCHEDULE 3.11;

     (l) All of Broadview's right, title and interest in computer programs to the extent assignable, and other intangibles owned or used by Broadview relating to the Transferred Assets or the Business and all of the related goodwill;

     (m)  All claims as to which Broadview is a judgment creditor; and

     (n) To the extent assignable, all of Sellers' licenses, permits and governmental authorizations relating to the Transferred Assets or the Business.

     1.2 RETAINED ASSETS. Notwithstanding the terms of SECTION 1.1, the following assets (collectively, the "Retained Assets") shall be retained by Sellers, and shall not be sold, transferred or assigned to Buyer:

     (a)  All minutes books and other ownership records of Sellers;


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

     (b) Such licenses, permits or other certificates of authority which, by their terms, are not assignable; and

     (c)  Any rights of Sellers under this Agreement and any related agreement.

     1.3 CUSTOMER ASSETS. Notwithstanding the terms of SECTION 1.1, Broadview shall sell, convey, assign and transfer only such rights as it may have at the Closing, if any, to those molds, toolings and inserts used in the Business which are owned by Broadview customers ("Customer Assets").

     1.4 ASSUMED OBLIGATIONS. Effective as of the Closing Date, Buyer shall assume and shall thereafter pay, discharge or perform in the ordinary course only the following (collectively, the "Assumed Obligations"):

     (a) Those trade payables and liabilities accrued by Broadview in the ordinary course of business on or before the Closing Date and set forth on the Assumed Obligations Schedule attached hereto as SCHEDULE 1.4;

     (b) Broadview's obligations arising under those contracts and agreements included in the Transferred Assets as set forth on SCHEDULE 1.1(h); and

     (c) Obligations existing as of the Closing Date for the payment by any Seller of property taxes on the Real Property.

     1.5 NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. Other than the Assumed Obligations, Buyer shall not assume or be obligated to pay, discharge or perform any debts, obligations or liabilities of Sellers, whether direct or indirect, known or unknown, absolute or contingent, and all such debts, obligations or liabilities shall remain with Sellers, and Sellers shall indemnify Buyer pursuant to ARTICLE IX against all such debts, obligations or liabilities (the "Retained Obligations").

                                     ARTICLE II

PURCHASE PRICE AND PAYMENT

     2.1 PURCHASE PRICE. In exchange and as consideration for the Transferred Assets and in full payment of the purchase price therefor, Buyer shall pay to Sellers the amounts set forth in subsections (a)-(b) below in the manner set forth therein, subject to adjustment pursuant to the indemnification rights set forth in ARTICLE IX (collectively, the "Purchase Price"):

     (a) Buyer shall pay to Sellers, in cash by certified checks or wire transfers of immediately available funds, the aggregate amount of One Million Six Hundred and Forty Thousand Dollars ($1,640,000.00); and

     (b) Buyer shall execute and deliver to Broadview within thirty (30) days after Closing a promissory note in the principal amount equal to One Hundred Thousand Dollars ($100,000.00) plus Broadview's Working Capital, due six (6) months after Closing and bearing simple interest from Closing at seven (7) percent, with interest only payable monthly from Closing, in substantially the form attached hereto as EXHIBIT A (the "Note"). As used herein, "Working Capital" shall mean, as of 12:01 a.m. on the Closing Date, the sum of (i) cash, accounts receivable, inventory and prepaid assets, less (ii) trade accounts payable and liabilities accrued in the ordinary course of business, all as determined in accordance with generally accepted accounting principles ("GAAP"). Notwithstanding the foregoing, Buyer will assume obligations existing as of the Closing Date for the payment by any Seller of property taxes on the Real


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

Property as set forth in SECTION 1.4(c), which obligations shall be excluded from the calculation of Working Capital unless such obligations exceed Fifty Thousand Dollars ($50,000.00), in which case the excess over $50,000.00 will be included as a liability in the calculation of Working Capital. In no event shall Working Capital be less than zero.

     2.2 ALLOCATION OF PURCHASE PRICE. The parties shall allocate the Purchase Price for tax purposes amongst the Transferred Assets as set forth on
SCHEDULE 2.2. The parties shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation.

     2.3 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on August 26, 1999 or as soon thereafter as possible upon satisfaction of the conditions set forth in
ARTICLE VII (the "Closing Date"), at the offices of Holleb & Coff, 55 East Monroe Street, Suite 4100, Chicago, Illinois, or at such other date, time and place as may be mutually agreed upon in writing by the parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. The Closing shall be deemed to have taken place at 12:01 a.m. Chicago time on the Closing Date. At the Closing:

     (a) Buyer shall pay to Sellers the portions of the Purchase Price set forth in SECTIONS 2.1(a) AND (b); and

     (b) Sellers shall execute and deliver to Buyer a General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as EXHIBIT B and all such other instruments and documents of conveyance and assignment as are requested by Buyer to vest in Buyer title to the Transferred Assets, including the Real Property. Buyer shall execute and deliver to Sellers an Assumption Agreement in the form attached hereto as EXHIBIT C, and Sellers and Buyer shall execute and deliver certificates regarding the representations, warranties and covenants contained herein.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby jointly and severally represent and warrant to Buyer as follows:

     3.1 ORGANIZATION AND QUALIFICATION - BROADVIEW. Broadview is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. Broadview has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Broadview is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws. All entities merged with and into Broadview prior to the date hereof (including without limitation Cerzel Tool and Engineering Co., Inc. and Thermoset Injection Molding Co., Inc.) were duly organized, validly existing and in good standing under the laws of the State of Illinois until their respective dates of merger, were duly qualified to do business as a foreign corporation and were in good standing in each jurisdiction in which the character of their properties or the nature of their business made
such qualification necessary, and   had the requisite corporate power and
authority to own, use or lease their properties and to carry on their business as was conducted.


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

     3.2 ORGANIZATION AND QUALIFICATION - JOINT VENTURE. The Joint Venture is a venture/partnership duly organized, validly existing and in good standing under the laws of the State of Illinois. The Joint Venture has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Joint Venture is not in default in the performance, observation or fulfillment of any provision of its agreement.

     3.3 OWNERSHIP. Other than as relates to the Business, neither Broadview nor the Joint Venture owns any assets nor conduct any operations.

     3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each Seller has all requisite power, authority and capacity to execute and deliver this Agreement and all related agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all related agreements and the consummation of the transactions contemplated hereby on the part of each Seller has been duly and validly authorized and no other proceedings on the part of any Seller are necessary, as a matter of law or otherwise, to authorize this Agreement, the related agreements or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of each Seller, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

     3.5 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on SCHEDULE 3.5, the execution and delivery of this Agreement and any related agreements by each Seller, the consummation of the transactions contemplated hereby and/or the performance by each Seller of their obligations hereunder will not:

     (a) conflict with any provision of the articles of incorporation, bylaws, joint venture agreement or other organizational documents of such Seller;

     (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

     (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which any Seller is a party or by which any Seller or any of their assets may be bound, including the Business, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing;

     (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation; or

     (e) result in the creation of any lien, charge or encumbrance upon any of the Transferred Assets.

     3.6 FINANCIAL STATEMENTS. The balance sheet of Broadview as of June 30, 1999 (the "Balance Sheet") and the related statements of income and cash flows for the twelve-month period then ended (collectively, the "Financial Statements") are attached hereto as SCHEDULE 3.6. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, and present fairly the financial position of Broadview as of the end of such fiscal year and the results of operations and cash flows for such year. From and after the date hereof until the Closing, Broadview will deliver to Buyer, within fifteen (15) days


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

after each month end, monthly unaudited balance sheets and income statements which, at the time they are delivered to Buyer, will present fairly in all material respects the assets and liabilities and results of operations of Broadview as of their respective dates.


     3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.7, since June 30, 1999, (i) Broadview has conducted its business only in, and since such date, has not engaged in any transaction other than according to, the ordinary and usual course of such business, and, (ii) there has not been (a) any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, prospects, properties or results of operations of either Broadview, the Business or the Transferred Assets (a "Material Adverse Change"); (b) any change by Broadview in accounting principles, practices or methods; (c) any labor dispute or difficulty and no such dispute or difficulty is now threatened; (d) any asset to the Business sold or disposed of (except inventory sold in the ordinary course of business), or any asset mortgaged, pledged or subjected to any lien, charge or other encumbrance; (e) any increase in the compensation payable or which could become payable by Broadview to employees, distributors, dealers or sales representatives of the Business; (f) any amendment by Broadview of any employee benefit plan; (g) any indebtedness incurred by Sellers with respect to the Business or the Transferred Assets; (h) any loan made or agreed to be made by Sellers with respect to the Business or the Transferred Assets, nor have Sellers become liable or agreed to become liable as a guarantor with respect to any such loan; or (i) any waiver by Sellers of any right or rights of value related to the Business.

     3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Broadview, the Business and the Transferred Assets have and will have no indebtedness, obligations or liabilities, whether accrued, absolute, contingent or otherwise and whether due or to become due, known or unknown, as of date of the Balance Sheet and as of the Closing Date, which are not reflected or reserved for in the Balance Sheet or set forth on SCHEDULE 3.8.

     3.9  TITLE TO ASSETS. Each Transferred Asset of the type set forth in
Section 1.1(a) to 1.1(g) is set forth and described in detail on SCHEDULE 1.1. Sellers have and at Closing will have good and marketable title to all Transferred Assets. The Transferred Assets constitute all of the assets and interests in assets that are owned or used in or useful to the conduct of the Business as currently being conducted, other than leased or licensed assets identified on SCHEDULE 3.9, the Retained Assets and the Customer Assets. All of the Transferred Assets will be conveyed to Buyer free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, leases, security interests, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims or rights whatsoever (collectively, "Liens"), other than
(i) those items set forth on SCHEDULE 3.9, (ii) liens for property taxes not yet due and payable, (iii) rights of customers with respect to work-in-process under orders or contracts entered into in the ordinary course of business, and (iv) immaterial imperfections of title, easements, restrictions, rights of way and encumbrances (collectively, "Permitted Liens"). Sellers have the absolute and unrestricted right, power, authority and capacity to transfer the Transferred Assets to Buyer and, upon Closing, Buyer will acquire from Sellers legal and beneficial ownership of, good and valid title to, the Transferred Assets, free from any Lien other than Permitted Liens. At the Closing, except as set forth on SCHEDULE 3.9, none of the Transferred Assets will be subject to any leasing arrangement. No employee or agent of Broadview, nor any spouse, child, sibling or other relative of any employee, owns or has any interest, directly or indirectly, in any of the Transferred Assets.

     3.10 REAL PROPERTY.    Set forth on SCHEDULE 3.10 is a complete and
accurate description of the Real Property, including any easements, covenants, rights of way or similar restrictions. Except as indicated on SCHEDULE 3.10:


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     (a)  The Joint Venture has, and at the Closing Date will have, good and marketable fee simple absolute title in and to the Real Property, free and clear of all title defects, mortgages, pledges, security interests, easements, conditional sales agreements, liens, restrictions or encumbrances whatsoever other than Permitted Liens;

     (b) Broadview does not own or lease any real property, nor is any real property used in the Business, other than the Real Property;

     (c) Each of the buildings (including roofs) and all fixtures and improvements located on the Real Property are in good operating condition, ordinary wear and tear excepted;

     (d) Sellers have not received any notice, nor are they aware, that any of the buildings, structures or other improvements erected on the Real Property, or the present use thereof, (i) do not conform in all respects with all applicable zoning and building laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions, or (ii) encroach on property of others;

     (e)  Sellers have not received any written or oral notice of any pending
(i) change of such zoning and building laws, ordinances, regulations or other laws affecting any of such properties, or (ii) condemnation of any such properties; and

     (f) Sellers have not received any notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and have no Knowledge of the enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed.

     3.11 INTELLECTUAL PROPERTY.

     (a) Except as set forth on SCHEDULE 3.11, Broadview does not have any right, title or interest in any Intellectual Property (as defined below) and no such Intellectual Property is necessary for or used in the Business as now conducted. With respect to registered patents and trademarks, if any,
SCHEDULE 3.11 contains a list of all jurisdictions in which such patents and trademarks are registered or applied for and all registration and application numbers.

     (b) "Intellectual Property" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, customer lists and proprietary arrangements with vendors of Seller.

     (c) Except as disclosed on SCHEDULE 3.11, Broadview owns or has the unrestricted right to use, free and clear of any rights of others and without payment to any other party, the Intellectual Property listed on such
SCHEDULE 3.11, and the consummation of the transactions contemplated hereby will not alter or impair any such items nor the right of the Business to use such items.

     (d) Except as disclosed on SCHEDULE 3.11, Sellers have not received any communications alleging that Broadview has violated any other person's Intellectual Property rights or has engaged in unfair competition against such person. Except as disclosed on SCHEDULE 3.11, Broadview does not now infringe or misappropriate any third party's Intellectual Property rights and does not have any liability for any past infringement or misappropriation. Except as disclosed on SCHEDULE 3.11, no dispute or disagreement involving Broadview exists or

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is threatened with regard to any third party's Intellectual Property rights, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement.

     (e) To Sellers' Knowledge, (i) no third party is now infringing or misappropriating any Intellectual Property rights of Broadview or the Business, and (ii) there has not been any past such infringement or misappropriation.

     3.12 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Balance Sheet constituted all accounts receivable of the Business as of the date thereof, other than accounts receivable fully written off as uncollectible as of such date in accordance with consistently applied prior practice, except as may be reserved on the Balance Sheet. All such accounts receivable arose from valid sales made (as opposed to consignments) or services rendered in the ordinary course of business, and are not subject to any return privileges, set-off or counterclaim, except as may be reserved on the Balance Sheet. Such accounts receivable have been collected in full since the date of the Balance Sheet or remain valid, binding and legally enforceable obligations at their full respective amounts. All accounts receivable created after the date of the Balance Sheet up to the Closing will arise from valid transactions in the ordinary course of business, and will be valid, binding and legally enforceable obligations and collectible at their full respective amounts.

     3.13 INVENTORIES.   Broadview has good and marketable title to all of its
inventories of raw materials, work-in-process and finished goods, free and clear of all Liens. All such inventories (i) consist of items that are usable in the ordinary course of business for an amount at least equal to the book value thereto, and (ii) except as set forth on SCHEDULE 3.13, represent quantities, individually and in the aggregate, not in excess of six month's requirements for the Business as currently conducted.

     3.14 CONTRACTS.   Neither Broadview nor the Business has any contract,
agreement, obligation or commitment, written or oral, expressed or implied, which was not incurred in the ordinary course of business, or involves a commitment or liability in excess of $10,000, or is for a term of more than one year or whose terms do not permit cancellation without liability on 30 days' notice or less (other than obligations which are included in accounts payable), and has no union contracts, employee, representative or consultant contracts, loan, credit or other financing agreements, inventory flooring arrangements, debtor or creditor arrangements, security agreements, licenses, franchise, manufacturing, distributorship or dealership agreements, leases, or bonus, health or stock option plans, except for those described on SCHEDULE 3.14 hereto (collectively, the "Contracts"), copies of all of which have been delivered to Buyer prior to the execution hereof. As of the date hereof, there exists no circumstances on Broadview's part and, to Sellers' Knowledge, on the part of any third party, which would affect the validity or enforceability of any such Contracts in accordance with their respective terms. Broadview has performed and complied in all material respects with all obligations required to be performed to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any Contract. Except for consents to assignment required as set forth on SCHEDULE 3.5, the validity and enforceability of each Contract described herein has not been and shall not in any manner be affected by the execution and delivery of this Agreement or any related agreement or the consummation of the transactions contemplated hereby. Neither Broadview nor the Business has any customer sales contract which in the ordinary course would require future expenditures (including internal costs and overhead) in excess of reasonably anticipated receipts.

     3.15 EMPLOYEE AND LABOR MATTERS.

          (a) EMPLOYEES. Except as set forth on SCHEDULE 3.15 hereto, no stockholder, director, officer or employee of Broadview is presently a party to any transaction involving the Business, including without limitation any contract, loan or other agreement or arrangements providing for the furnishing of services by, the rental of real or personal property from or to, or otherwise requiring loans or payments to, any such stockholder, director, officer or employee, or to any member of the family of any of the foregoing, or to any corporation, partnership, trust or other entity in which any stockholder, director, officer or employee or any member of the family of any of them has a substantial interest or is a partner, officer, director, trustee, or employee. There is set forth on SCHEDULE 3.15 a list showing (i) the name, title, date and amount of last compensation increase, and aggregate compensation, including amounts paid or accrued pursuant to any bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect as of the date of this Agreement, of each officer or employee of the Business whose salary and other compensation, in the aggregate, received or accrued is at an annual rate (or aggregated for the most recently completed fiscal year) in excess of $40,000, as well as any written or oral employment and/or severance agreements relating to any such persons; (ii) a description of any and all bonus, pension, profit sharing, commission, deferred compensation, retirement, savings, thrift, severance, performance, vacation, holiday, medical, disability life or other welfare or retiree plan or policy or other plans or arrangements in effect for any employees of the Business as of the date of this Agreement, except as may be set forth in SCHEDULE 3.16 (ERISA Plans); (iii) a description of any noncompetition or similar agreements to which Broadview or the Business or any director, officer or employee is a party; (iv) all powers of attorney from Broadview or the Business to any person or entity; and (v) the name of each person or entity authorized to borrow money or incur or guarantee indebtedness on behalf of Broadview or the Business. Broadview has delivered to Buyer copies of all written personnel policies, including without limitation vacation, severance, bonus, profit sharing and commission policies, applicable to any employees of the Business. All current employees of Broadview are legally entitled to work in the United States, and Broadview has retained all required documentation in its records related thereto. Except as set forth on SCHEDULE 3.15, neither the execution and delivery of this Agreement by Sellers, nor the consummation by them of any of the transactions contemplated hereby, or compliance by Sellers with any of the provisions hereof, shall create any obligation or liability on the part of the Business under any bonus, profit sharing, deferred compensation or other plan or arrangement in effect as of the date of this Agreement and the Closing Date.

     (b) LABOR. None of the facilities or operations of Broadview or the Business has been the subject of any strike, work stoppage, boycott, union organizational effort, unfair labor practice charge or employment discrimination charge; and no such action is pending or threatened.

     3.16 ERISA PLANS.

     (a) Each employee pension benefit plan, program, agreement or arrangement maintained or contributed to by Broadview and/or related in any manner to the Business or the Transferred Assets ("Plan") which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if any, is set forth on SCHEDULE 3.16 and such Plan(s) conform in all material respects to all applicable federal laws; no liability under ERISA or the Internal Revenue Code of 1986, as amended (the "Code") has been or will be incurred by Broadview with respect to any Plan (other than for benefits under such Plan); full payment has been made of all amounts required to have paid as contributions to such Plan(s); the cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the Financial Statements in accordance with GAAP, including without limitation, Statements of Financial Accounting Standards 87, 106 and 112; there is not in the aggregate any accumulated funding deficiency with respect to such Plan(s); and the current value of accrued benefits of each such Plan(s) does not exceed the current value of such Plan's assets.

     (b) Broadview has provided Buyer with copies of the following documents relating to Plans, or any other plan terminated by Broadview during its existence, which are subject to ERISA: (i) copies of the plan documents and all amendments relating thereto; (ii) the most recent

Form 5500 filed with respect to such plans, including all schedules and attachments relating thereto; (iii) where applicable, the most recent determination letters received with respect thereto from the Internal Revenue Service; (iv) the most recent financial statements and actuarial reports, where applicable, prepared with respect to such plans; and (v) copies of all correspondence with the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor, or any other governmental agency regarding any pending dispute or any pending or threatened audit or investigation relating to any such plan.

     3.17 PERMITS.   Broadview holds all permits, licenses, franchises,
certificates and authorizations that are required by any governmental agency to permit it to conduct the Business as now conducted, and all such permits, licenses, franchises, certificates and authorizations are valid and in full force and effect. No suspension, cancellation or termination of any of such permits, licenses, franchises, certificates and authorizations is threatened or imminent.

     3.18 TAXES.  Except as set forth on SCHEDULE 3.18:

     (a) Sellers ("Filers") have timely filed all returns, declarations, reports, or information returns or statements relating to Taxes (as defined below) with respect to the Business or the Transferred Assets, including any schedule or attachment thereto and including any amendment thereof ("Tax Returns") that are required to be filed under federal, state, local or foreign law. All such Tax Returns were complete in all material respects. All Taxes owed by Filers with respect to the Business or the Transferred Assets (whether or not shown on any of said Tax Returns) have been paid for all periods for which Tax Returns have been filed. Neither the Business nor any Seller is currently the beneficiary of any extension of time within which to file any Tax Return. No outstanding claim has been made by any authority in a jurisdiction where Filers do not file Tax Returns that Sellers, the Business or the Transferred Assets may be subject to taxation by that jurisdiction.

     (b) Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

     (c) There is no dispute or claim concerning any Tax liability relating in any manner to the Business or the Transferred Assets either (i) claimed or raised by any authority or (ii) as to which Sellers have Knowledge based upon personal contact or correspondence with any agent of such authority. Broadview has provided to Buyer all federal, state, local and foreign Tax Returns filed with respect to Broadview or the Business for taxable periods ended on or after December 31, 1994, and has disclosed to Buyer those of such Tax Returns, if any, that have been audited, and those of such Tax Returns, if any, that currently are the subject of audit. Broadview has delivered to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Broadview with respect to Broadview or the Business since December 31, 1994.

     (d) Sellers have not waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to it, which waiver or extension is still in effect.

     (e) For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     3.19 LITIGATION. Except as set forth on SCHEDULE 3.19, there is no claim, action or proceeding pending or threatened against or relating to any Seller, the Business or any of the Transferred Assets before any federal, state, municipal or other governmental department, commission, court, board, bureau, agency, instrumentality or other person acting in an adjudicative capacity, domestic or foreign. There is no basis for any claim, action or proceeding against or relating to any Seller, the Business or the Transferred Assets. Neither Sellers, nor any employee of Broadview has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the Business or the Transferred Assets nor is any employee of Broadview under investigation by any governmental or regulatory authority. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any Seller to take any action of any kind with respect to the Business or the Transferred Assets. Except as set forth in SCHEDULE 3.19, none of the Sellers nor the Business have been threatened with any action, suit, proceedings or claim (including actions, suits, proceedings or claims where its liabilities may be adequately covered by insurance) for personal injuries allegedly attributable to products sold or services performed by the Business asserting a particular defect or hazardous property in any of products of the Business, services or business practices or methods, nor has any Seller or the Business been a party to or threatened with proceedings brought by or before any federal or state agency; and there does not exist any defect or hazardous property, claimed or actual, in any such product, service, business practice or method, except as reserved for in the Balance Sheet. None of the Sellers nor the Business is subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and none have made an assignment for the benefit of creditors.

     3.20 COMPLIANCE WITH APPLICABLE LAWS. Broadview holds, and has at all times held, all licenses, permits and authorizations then necessary for the lawful conduct of the Business, and all such licenses, permits and authorizations are valid and sufficient for all business now conducted by Broadview. Sellers have complied with, and are in compliance with, all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority relating to the operation and conduct of the Business and its properties (including the Real Property), and there have not been and are not any violations of any such law, order, rule or regulation, existing or threatened. Sellers have not received any notice from any authority or person that the Business has been or is being, conducted in violation of any applicable zoning regulation or order, or other law, order, regulation or requirement relating to the operation of its business or to its properties (including the Real Property).

     3.21 ENVIRONMENTAL MATTERS.

     (a)  Except as set forth on SCHEDULE 3.21 hereto:

               (i) Sellers and the Business have complied with all applicable Environmental Laws;

               (ii) The Real Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject Sellers, Buyer, the Business or the Transferred Assets to liability under any Environmental Law;

               (iii) All properties formerly owned or operated by the Sellers are not contaminated with Hazardous Substances that may subject Sellers, Buyer, the Business or the Transferred Assets to liability under any Environmental Law;

               (iv) Neither Sellers nor the Business are subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property;

               (v) Neither Sellers nor the Business have caused or contributed to any release or threat of release of any Hazardous Substance that may subject Sellers, Buyer, the Business or the Transferred Assets to liability under any Environmental Law;

               (vi) Sellers have not received any notice, demand, letter, claim or request for information alleging that Sellers, the Business or the Transferred Assets may be in violation of, or liable under, any Environmental Law;

               (vii) Neither Sellers, the Business nor the Transferred Assets are subject to any orders, decrees, injunctions or other arrangements with any governmental entity, nor subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances;

               (viii) There are no circumstances or conditions involving Sellers or the Business that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of the Real Property pursuant to any Environmental Law; and

               (ix) The Real Property has not and does not contain any underground storage tanks, asbestos-containing material, lead-based products, halogenated solvents or polychlorinated biphenyls.

          (b) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (i) the protection of human health, the environment or natural resources, (ii) the investigation, remediation or restoration of the environment or natural resources, (iii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (iv) noise, odor, pollution, contamination, land use, or any injury or threat of injury to persons or property related thereto.

          (c) "Hazardous Substance" means any substance, material or waste that is: (i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials; or (iii) any other substance, material or waste which may be the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

     3.22 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS.   Except for Lucent
Technologies, no present customer or supplier to the Business has indicated an intention to terminate or adversely alter its existing business relationship therewith, and Sellers have no reason to believe that any of the present customers of or suppliers to the Business intends to do so.

     3.23 WARRANTIES; PRODUCT RETURNS. Except as described in SCHEDULE 3.23 hereto, Broadview does not offer any warranties for its products and services. Broadview's warranty reserve reflected in the allowance for doubtful accounts in the Financial Statements is and will be adequate to cover all warranty claims pending as of the date hereof and pending as of the Closing Date. None of the products manufactured by the Business have been subject to recall.

     3.24 INSURANCE. Broadview maintains insurance with reputable insurance companies on such of its equipment, tools, machinery, inventory and properties as are usually insured by companies similarly situated in the same geographic location and to the extent customarily insured, and maintains products and personal liability insurance, and such other insurance against hazards, risks and liability to persons and property as is customary for companies similarly situated in the same geographic location. SCHEDULE 3.24 sets forth a true and correct list and a general description of all insurance policies of any nature whatsoever maintained by Sellers pertaining to the Business and the Transferred Assets, including all policies of life, group medical and/or dental insurance. Such policies will be in full force and effect through the Closing Date and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all such policies have been provided to Buyer. Sellers are not in default under any of such policies or binders and have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion.

     3.25 BANK ACCOUNTS. All bank and savings accounts, and other accounts at similar financial institutions, of Broadview or relating to the Business are listed in SCHEDULE 3.25 hereto.

     3.26 BROKER'S COMMISSION OR FINDER'S FEES. Except for Illinois Industries, Inc., no person or entity has acted for Sellers in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement. Sellers shall be solely responsible for payment of all such commissions and fees.

     3.27 THIRD PARTY BENEFITS. Neither Hetzel or Cervenka, nor any other related third party, has provided, directly or indirectly, any benefit, service, good or product to the Business other than as has been fully and fairly allocated to Broadview and expensed by Broadview at fair value in the cost of sales or selling, general and administrative sections of Broadview's income statements.

     3.28 FULL DISCLOSURE; KNOWLEDGE. All instruments, agreements and other documents delivered or to be delivered, or made available, to Buyer pursuant to this Agreement are complete and correct in all material respects. No representation or warranty made by Sellers in this ARTICLE III or the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements on behalf of Sellers in this
ARTICLE III and the Schedules to this Agreement, in light of the circumstances in which they are made, not misleading. As used in this Agreement, "Knowledge" means, with respect to an entity, such knowledge as would be obtained after due inquiry by the officers of that entity and, with respect to an individual, such knowledge as would be obtained by that individual after due inquiry.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing in the State of Delaware, and, promptly following the Closing, will be duly qualified to conduct business in the State of Illinois. Buyer has the requisite corporate power to own, use or lease its properties and to carry on its business as now being conducted and as currently proposed to be conducted.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any related agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, any related agreements and the consummation of the transactions contemplated hereby on the part of Buyer has been duly and validly authorized by Buyer and no other corporate proceedings on the part of Buyer are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of Sellers, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

     4.3 BROKER'S COMMISSION OR FINDER'S FEES. No person or entity has acted for Buyer in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement or the transactions contemplated hereby. Buyer shall be solely responsible for payment of all such commissions and fees.

                                     ARTICLE V

                                COVENANTS OF SELLERS

     During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Sellers each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

     5.1  ACCESS TO INFORMATION.

     (a) Sellers shall (i) give Buyer and its authorized representatives reasonable access upon reasonable notice during normal business hours in such a manner as not unduly to disrupt normal business activities to the Transferred Assets and to all plants, offices, warehouses and other facilities of the Business and to all contracts, internal reports, data processing files and records, federal, state, local and foreign tax returns and records, commitments, books, records and affairs of Sellers related to the Business, whether located on the premises of the Business or at another location, (ii) permit Buyer to make such inspections and inquiries as it may require, and (iii) cause Broadview's officers to furnish Buyer such financial, operating, technical and product data and other information with respect to the Business and Transferred Assets as Buyer from time to time may reasonably request, including without limitation financial statements and schedules; provided, however, that no investigation pursuant to this SECTION 5.1 shall affect or be deemed to modify any representation or warranty made by Sellers.

     (b) Sellers shall give prompt notice to Buyer of any breach of any of their covenants hereunder or the occurrence of any event that is reasonably likely to cause any of their representations and warranties hereunder to become incomplete or untrue in any respect.

     5.2 ORDINARY COURSE. Broadview shall (a) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts consistent with past practice and policies to preserve its present business organizations, keep available the services of its present officers and key employees (other than employees terminated for cause) and preserve its relationships with customers, suppliers, lessors, lessees and others having business dealings with it, (b) maintain its books and records in accordance with existing practices, (c) not pay distributions of any type, (d) not hire additional employees nor become obligated for additional rental payments, (e) not modify the compensation or benefits paid to any employee, and (f) not undertake material expenditures, including, without limitation, the purchase or lease of equipment; provided that, expenditures less than $10,000 individually and $25,000 in the aggregate shall not be deemed material.

     5.3  EXCLUSIVE NEGOTIATIONS.

     (a) Sellers shall not, directly or indirectly through any employee, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants), or otherwise:

          (i) solicit, initiate, discuss or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or other person or entity, individually or collectively (including without limitation any managers, employees or independent contractors of Sellers or any of their affiliates), other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the Transferred Assets, or any equity interest in Broadview (or the Business), or any merger, consolidation or business combination with Broadview;

          (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect thereto; or

          (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing.

     (b) Sellers shall promptly notify Buyer in writing if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

     (c) Sellers shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

     (d) The terms set forth in this SECTION 5.3 shall remain in effect from the date of this Agreement until such time, if ever, as terminated in writing by Sellers by delivery to Buyer of a termination notice referencing this Section; provided that, no such termination shall be effective prior to the earlier of
(i) the termination of this Agreement by Buyer, or (ii) ninety (90) days after the Effective Date.

     5.4 NO DISPOSITIONS. Except for the sale of inventory in the ordinary course of business and other than as may be required by existing contracts, Sellers shall not sell, lease or otherwise dispose of any Transferred Assets and shall promptly notify Buyer in writing of any dispositions of non-inventory items.

     5.5 INDEBTEDNESS. Broadview shall not incur, become subject to, or agree to incur or become subject to any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under existing contracts, in the ordinary course of business consistent with prior practice. The Joint Venture, Hetzel and Cervenka shall not permit any liens or security interests to attach to the Real Property.

     5.6  BENEFIT PLANS.  Broadview shall not:

     (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any employee except in the ordinary course of business and consistent with past practice or as permitted by this Agreement;

     (b) commit itself to adopt or pay, grant, issue or accrue salary or benefits pursuant to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any employee, agent or consultant, whether past or present; or

     (c)  amend any such existing plan, agreement or arrangement.

     5.7 MAINTENANCE OF WORKING CAPITAL. Consistent in all respects with past practices, Broadview shall (a) timely pay when due all accounts payable and other expenses, and (b) collect all accounts receivable and convert or use all other non-cash assets in the ordinary course.

     5.8 CASH MANAGEMENT. Sellers agree that all cash, whether in currency, check or wire form, and all other property received by Sellers on or after the Closing Date and related in any manner to the Business or the Transferred Assets shall be for the account of Buyer, and Sellers shall promptly deliver all such cash to Buyer with a written accounting thereof. If requested, Broadview shall provide assistance to Buyer in identifying and notifying certain customers of changes in bank accounts for the Business.

     5.9 CHANGE OF NAME. Broadview shall take all necessary actions and make all necessary filings to modify its name to exclude any and all references to "Broadview" effective as of the Closing Date. In addition, Sellers shall cease use of any items referencing "Broadview" in any manner as of the Closing, including without limitation, stationary and brochures.

     5.10 TAX AND REAL ESTATE MATTERS. All Tax Returns which relate to any Taxes with respect to the Business or the Transferred Assets for periods prior to the Closing Date shall be prepared and filed by Sellers on a timely basis, and Sellers shall be responsible for the payment of all Taxes related to the Business or the Transferred Assets attributable to periods prior to the Closing, except for real property taxes as set forth in SECTION 1.4(c). Sellers shall pay all sales, use and transfer taxes, if any, payable to the State of Illinois, any subdivision thereof or to any other governmental entity in connection with the transactions contemplated by this Agreement and the Closing; including any real estate stamp tax or other real estate tax imposed on the transfer of title. If requested by Buyer, Sellers shall furnish a completed real estate transfer declaration signed by the appropriate Sellers in the form required by the Real Estate Transfer Tax Act of the State of Illinois and shall furnish any other required documents. Sellers shall pay any costs and expenses incurred in connection with Sellers obtaining title policies (containing such endorsements as are reasonably required by Buyer), conducting searches and surveys (if required for issuance of title policies), obtaining a current ALTA plat of survey in a form reasonably satisfactory to Buyer, and all related issues on each item of real estate in the Transferred Assets other than environmental assessments.

     5.11 INSURANCE. Sellers shall take all necessary actions to maintain in force all of their existing insurance policies (or replacements therefor), subject only to variations in amounts required by the ordinary operation of the Business.

                                     ARTICLE VI

                                  MUTUAL COVENANTS

     6.1 CONFIDENTIALITY. Between the date hereof and the Closing Date, the parties hereto agree that no party shall, without the prior written consent of the others as to substance, existence and timing, disclose publicly or to any third party (except such party's professional advisors) the existence of this Agreement or the terms and conditions hereof, or any prior correspondence or any subsequent negotiations between the parties, including any confidential information obtained thereby, except to the extent required by law. The parties will cooperate with each other to coordinate any and all public statements and releases with respect to the transactions contemplated hereby. From the date hereof until the Closing, neither Sellers nor any of their representatives shall purchase, directly or indirectly, in the public marketplace or otherwise, any securities of Summa Industries, a Delaware corporation ("Summa"). Following the Closing, Sellers shall keep confidential and shall not disclose to any third party all information not then in the public domain relating in any manner to the Business or the Transferred Assets.

     6.2  SATISFACTION OF CONDITIONS.   Each party will use all reasonable
efforts to cause all conditions to its obligations under this Agreement to be timely satisfied and to perform and fulfill all covenants and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite approvals.

     6.3 FURTHER ASSURANCES. Each party shall execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby, including without limitation the transfer of all Transferred Assets to Buyer, or to evidence such events or matters.

     6.4 BULK SALES COMPLIANCE. The parties agree to waive compliance with all applicable bulk transfer laws. Sellers shall indemnify, defend and hold harmless Buyer from and against any and all Losses (as defined in SECTION 9.1(C)) arising or resulting from, or connected with, this waiver or the failure or alleged failure of any party hereto to comply, in connection with the transactions contemplated hereby, with the bulk transfer laws and requirements of any jurisdiction. Nothing in this SECTION 6.4 shall operate or be construed to estop or prevent any party hereto from asserting as a bar or defense to any action or proceeding brought under any bulk sales law that such law does not apply to the transfer contemplated under this Agreement. If required, Sellers shall deliver to Buyer any bulk sale stop orders, shall escrow any funds required thereby, and shall pay such escrowed amounts to the appropriate governmental entity.

     6.5 CERTAIN DEFAULTS. Sellers, on the one hand, and Buyer, on the other hand, will give prompt notice to each other of:

     (a) any notice of default received by such party subsequent to the date of this Agreement and prior to the Closing Date under any material instrument or material agreement to which any such party is a party or by which it is bound, which default in the case of any Seller would, if not remedied, result in a Material Adverse Change or which, in the case of any such party, would render incomplete or untrue any representation made herein; and

     (b) any suit, action or proceeding instituted or threatened against or affecting any such party subsequent to the date of this Agreement and prior to the Closing Date which would render incorrect any representation made herein.

     6.6 BROKERS OR FINDERS. Neither Sellers nor Buyer shall enter into any agreement or arrangement not existing as of the date hereof with any agent, broker, investment banker or other firm or person pursuant to which such person shall be entitled to any broker or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     6.7 NO EQUITABLE CONVERSION. Prior to the Closing Date, neither the execution of this Agreement nor the performance of any provision contained herein shall cause either Sellers, on the one hand, or Buyer, on the other hand, to be or become liable for or in respect of the operations or business of the other, for the cost of any labor or materials furnished to or purchased by the other, for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges now or hereafter due to, any governmental authority, or for any other charges or expenses whatsoever pertaining to the conduct of the business or the ownership, title, possession, use or occupancy of the property of the other.

     6.8 CERTAIN EMPLOYEE ISSUES. On the Closing Date, Buyer shall offer at will employment to all employees of Broadview as of the Closing (the "Affected Employees") on such terms and conditions as Buyer shall determine; provided that, in the aggregate, such terms and conditions shall be comparable to those now in effect with respect to the employment of such employees by Broadview. Nothing in this Section shall be deemed to require the employment of any Affected Employee or the continuation of any benefits for any particular time after the Closing Date.

                                    ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

     7.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLERS. The respective obligations of Buyer and Sellers set forth in this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by each such party in writing:

     (a) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal, state or foreign court or other governmental or regulatory authority and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Buyer or Sellers if the transactions contemplated by this Agreement are consummated, shall be pending which, in the reasonable good faith judgment of the party against whom such damages or injunction is sought, have a reasonable probability of resulting in such order, injunction or substantial damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (b) STATUTES. No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated by this Agreement illegal.

     7.2 FURTHER CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Buyer in writing:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in ARTICLE III shall be true and correct as of the date of this Agreement and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate dated the Closing Date signed by an authorized officer of Broadview and by the Joint Venture, Hetzel and Cervenka to such effect ("Sellers' Certificate").

     (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Sellers shall have satisfied all of the conditions set forth in this SECTION 7.2 and performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by Sellers to such effect.

     (c) OPINION OF COUNSEL TO SELLERS. Buyer shall have received an opinion dated as of the Closing Date of counsel to Sellers containing the opinions set forth in EXHIBIT D attached hereto.

     (d) NO LITIGATION. Since the date hereof, there shall not have been instituted and be continuing or threatened against Sellers any claims, actions or proceedings relating in any manner to the Business or the Transferred Assets which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Change.

     (e) NO ADVERSE CHANGE. No Material Adverse Change shall have occurred since the date of this Agreement.

     (f) THIRD-PARTY APPROVALS. Any and all material consents required from third parties relating to licenses, leases and other agreements and instruments that are part of the Transferred Assets shall have been obtained.

     (g)  NONCOMPETITION AND NONSOLICITATION AGREEMENT.   Hetzel and Cervenka
shall have entered into noncompetition and nonsolicitation agreements with Buyer substantially in the form attached hereto as EXHIBIT E.

      (h) DEBT; GUARANTEES. There shall be no agreements or instruments evidencing loans to or interest bearing indebtedness incurred by Broadview or incurred by the Joint Venture, Hetzel or Cervenka and related in any manner to the Business or Transferred Assets, and Sellers, on or prior to the Closing, shall have paid in full all applicable interest bearing indebtedness and loans of any type, including current portions thereof. All guarantees by Broadview of any type of obligation shall have been terminated.

     (i) TERMINATION OF ENCUMBRANCES. All liens and encumbrances on the Transferred Assets shall have been terminated, and Sellers shall have received and delivered to Buyer duly executed UCC termination statements with respect to any and all UCC financing statements covering such assets and property, including, without limitation, the following financing statements: 3743199, 3639392, 3894455, 3894402, 3894456, 3540086, 3631562, 3640530, 3648085, and
3886302.

     (j) DUE DILIGENCE. Buyer shall have completed its due diligence investigations to its sole and absolute satisfaction.

     (k) RECEIPT OF TRANSFER DOCUMENTS. Buyer shall have received the executed General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as EXHIBIT A and all other documents required by Buyer to transfer title of the Transferred Assets to Buyer, including all real estate transfer documents.

     7.3 FURTHER CONDITIONS TO THE OBLIGATIONS OF SELLERS. The obligations of Sellers set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Sellers in writing:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and Sellers shall have received a certificate dated the Closing Date signed by an authorized officer of Buyer to such effect ("Buyer's Certificate").

     (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Buyer shall have satisfied all of the conditions set forth in this SECTION 7.3 and performed in all material respects all obligations required to be performed by it under this Agreement prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Buyer to such effect.

      (c) RECEIPT OF ASSUMPTION AGREEMENT. Sellers shall have received the executed Assumption Agreement in the form attached hereto as EXHIBIT C.

     (d) RECEIPT OF CONSIDERATION. Sellers shall have received the portion of the Purchase Price as set forth in SECTION 2.1(A).

                                    ARTICLE VIII

                         TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

     (a) BY MUTUAL CONSENT. By the mutual written consent of Buyer and Sellers;

     (b)  BY BUYER OR SELLERS.  By either Buyer or Sellers:

          (i) if the transactions contemplated by this Agreement shall not have been consummated on or before September 30, 1999; provided that the failure of the transactions to be consummated by such date is not caused by any breach of this Agreement by the party seeking such termination;

          (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any competent governmental or regulatory authority which makes the consummation of the transactions illegal.

     (c) BY BUYER. By Buyer, if a material default under or a material breach of this Agreement by Sellers shall have occurred and be continuing ten (10) days after receipt of written notice thereof from Buyer, or if a condition set forth in SECTION 7.2 has not been satisfied and will not be satisfied by the date set forth in SECTION 8.1(b)(i) above.

     (d) BY SELLERS. By Sellers, if a material default under or a material breach of this Agreement by Buyer shall have occurred and be continuing ten (10) days after receipt of written notice thereof from Sellers.

     Any action taken to terminate this Agreement pursuant to this SECTION 8.1 shall become effective when written notice of such termination is delivered by the terminating party to the other party in accordance with the provisions of
SECTION 10.1 below.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Sellers in accordance with SECTION 8.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the terminating party or its respective officers, directors or employees, except that (a) SECTION 6.1 relating to the obligations to keep confidential certain information and data, (b) SECTION 10.3 relating to certain expenses, (c) SECTION 10.8 relating to attorneys' fees and expenses, (d) SECTIONS 3.26 and 4.3 relating to finder's fees and broker's fees, (e) SECTION 10.9 relating to jurisdiction and forum selection, and (g) this ARTICLE VIII shall survive any termination and that nothing set forth herein shall relieve a party hereto from liability for its willful breach of this Agreement. Without limitation, if all of the conditions to a party's obligations set forth in ARTICLE VII have been satisfied or waived by September 30, 1999, the failure of such party to perform its obligations on or before such date shall be deemed to be a willful breach of this Agreement by such party.

     8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER. At any time prior to or on the Closing Date, to the extent legally allowed, any party hereto (a) may extend the time for the performance of any of the obligations owed to such party by the other parties hereto, (b) may waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (c) may waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and shall be effective only to the extent set forth in such instrument. No extension or waiver of any single condition, covenant, agreement, representation, warranty, breach, default or other matter hereunder shall be deemed an extension or waiver of such or any other condition, covenant, agreement, representation, warranty, breach, default or other matter theretofore or thereafter occurring. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

                                     ARTICLE IX

                                  INDEMNIFICATION

     9.1  INDEMNIFICATION.

     (a) INDEMNIFICATION BY SELLERS. Sellers jointly and severally agree to indemnify and hold harmless Buyer, its affiliates (including without limitation parent and sister corporations), and their respective directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from
(i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Sellers in or pursuant to this Agreement or in any agreement delivered in connection herewith or pursuant hereto (each, a "Related Agreement"), (ii) the conduct of the business of Broadview prior to the Closing Date (including, without limitation, all liability for pre-closing tax periods, including amounts not paid or provided for through estimated taxes or deposits for the partial period ending at the close of business on the day preceding the Closing Date), (iii) any claims or demands by any governmental authority or third party arising under any Environmental Law to the extent attributable to Broadview's use and/or occupancy of any premises owned or used by Broadview at any time prior to the Closing Date, or to Hazardous Substances transported by or on behalf of Broadview prior to the Closing Date, and/or (iv) the failure by Sellers to discharge or perform the Retained Obligations.

     (b) INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Sellers and their respective affiliates (including without limitation, their directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement or in any Related Agreement.

     (c) DEFINITION OF LOSSES. For purposes of this Agreement, "Losses" shall mean any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, costs, legal fees, accountants' fees, experts' fees, disbursements and expenses.


     9.2  THIRD PARTY CLAIMS, NOTICE AND OPPORTUNITY TO SETTLE.

     (a) Within thirty (30) days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to indemnification for a Loss hereunder (a "Third Party Claim"), the affected Indemnified Party shall give each party who may be obligated to provide indemnity hereunder (the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder.

     (b) The Indemnifying Party shall (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) defend against such claim or demand at its sole expense and through counsel of its own choosing (the choice of such counsel to be subject to the consent of the affected Indemnified Parties) and shall give written notice confirming its assumption of the defense within five (5) days of the receipt of the notice referred to in Section 9.2(a) above. If the Indemnifying Party fails to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the sole expense of the Indemnifying Party. The Indemnified Parties shall cooperate in the defense of such claim or demand, at the Indemnifying Party's expense, and shall make available to the Indemnifying Party or its counsel pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand.

     (c) The Indemnifying Party shall have the right to elect to settle all such claims or demands, for monetary damages only and including an unconditional release, subject to the consent of the affected Indemnified Parties.

     9.3 NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within ten (10) days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party disputes such claim and the reasons therefor, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed admitted in full and a liability of the Indemnifying Party hereunder.

     9.4 PAYMENTS. Payments of all amounts owed by an Indemnifying Party pursuant to this ARTICLE IX relating to a Third Party Claim shall be made within five (5) days after the latest of

(i) the settlement of such Third Party Claim, (ii) the final adjudication of such Third Party Claim or (iii) the final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owed by an Indemnifying Party pursuant to SECTION 9.3 shall be made within five (5) days after the later of (i) the expiration of the 10-day Indemnity Notice period or (ii) the agreement or final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

     9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of each of the parties to this Agreement shall survive the execution of this Agreement and the consummation of the purchase and sale herein described.

     9.6  ADJUSTMENT TO PURCHASE PRICE.  Any indemnification received under this
ARTICLE IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.

                                     ARTICLE X

                                 GENERAL PROVISIONS

     10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), or on the first day following delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the third day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


 If to Buyer:                                 With copy to:

 Broadview Injection Molding, Inc.            Summa Industries
 c/o Summa Industries                         One Park Plaza, Sixth Floor
 21250 Hawthorne Blvd., Suite 500             Irvine, CA 92614
 Torrance, CA 90503                           Fax: (949) 852-7316
 Fax: (310) 792-7024                          Attn:  Trygve M. Thoresen
 Attn:  James R. Swartwout

 If to Sellers:                               With copy to:

 Mr. Michael Hetzel                           Mark Becker, Esq.
 c/o Broadview Injection Molding Co., Inc.    1105 W. Burlington Ave.
 2748 S. 21st Street                          Western Springs, IL. 60558
 Broadview, IL 60153

     10.2 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

     10.4 INTEGRATION. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements among the parties hereto that are referred to herein constitute the entire agreement among the parties with respect to the subject matter set forth herein or therein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof, including, without limitation, any term sheets or letters of intent.

     10.5 ASSIGNMENT. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights and obligations hereunder to any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Buyer. No such assignment by Buyer will relieve Buyer of any of its obligations or duties under this Agreement.

     10.6 SEVERABILITY. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

     10.7 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to its rules of conflicts of law.

     10.8 ATTORNEYS' FEES. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

     10.9 CONSENT TO JURISDICTION: FORUM SELECTION. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the courts located in the County of Cook, State of Illinois. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the courts located in the County of Cook, State of Illinois shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in SECTION 10.1 of this Agreement for the giving of notice.
Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     10.10 NO THIRD-PARTY BENEFICIARIES. Except as provided in ARTICLE IX as to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



BUYER:                                     SELLERS:

BROADVIEW INJECTION MOLDING, INC.,     BROADVIEW INJECTION MOLDING, CO., INC.,
a Delaware corporation                 an Illinois corporation



By: /s/ Trygve M. Thoresen             By: /s/ Michael L. Hetzel
   -------------------------------        ------------------------------------
Trygve M. Thoresen, Vice President           Michael L. Hetzel, President


                                       CERVENKA AND HETZEL JOINT VENTURE IN
                                       ILLINOIS

                                       By: /s/ Marvin E. Hetzel
                                          ------------------------------------
                                       Mr. Marvin E. Hetzel, joint venturer


                                       By: /s/ Joseph J. Cervenka, Sr.
                                          ------------------------------------
                                       Mr. Joseph J. Cervenka, Sr., joint
                                       venturer


                                          /s/ Marvin E. Hetzel
                                          ------------------------------------
                                       Mr. Marvin E. Hetzel, an individual


                                          /s/ Joseph J. Cervenka, Sr.
                                          ------------------------------------
                                       Mr. Joseph J. Cervenka, Sr., an
                                       individual

                                     SCHEDULES

1.1     Transferred Assets

1.1(h)  Assumed Contracts

1.4     Assumed Obligations

2.2     Allocation of Purchase Price

3.5     Consents and Approvals; No Violation

3.6     Financial Statements

3.7     Absence of Certain Changes

3.8     Absence of Undisclosed Liabilities

3.9     Leased and Licensed Transferred Assets

3.10    Real Property

3.11    Intellectual Property

3.13    Inventory

3.14    Contracts

3.15    Employment and Labor Matters

3.16    ERISA Plans

3.18    Taxes

3.19    Litigation

3.21    Environmental Matters

3.23    Warranties; Product Returns

3.24    Insurance

3.25    Bank Accounts

                                      EXHIBITS


A.      Form of Note

B.      General Instrument of Conveyance, Transfer and Assignment

C.      Assumption Agreement

D.      Form of Opinion of Counsel to Sellers

E.      Form of Noncompetition and Nonsolicitation Agreement


The Schedules and Exhibits to this Agreement have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The Company agrees to furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.